EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT: Gerry Keir (808) 525-7086 gerry.keir@fhwn.com

BANCWEST POSTS EARNINGS OF $112.2 MILLION,
UP 15.6% FROM THIRD QUARTER OF 2002

     (Honolulu, Hawaii, October 15, 2003) – BancWest Corporation, parent company of Bank of the West and First Hawaiian Bank, today reported net income of $112.2 million for the third quarter of 2003, up 15.6% from the same quarter of 2002. For the first nine months of 2003, BancWest’s net income was $322.0 million, up 24.3% from the same period of 2002.

     “We are continuing to see growth and improvement across the company. Both Bank of the West and First Hawaiian Bank have achieved double-digit earnings increases for 2003 relative to the same period last year. Our ratio of nonperforming assets to total loans and leases and foreclosed properties has improved for the fourth straight quarter,” said Walter A. Dods, Jr., BancWest Chairman and Chief Executive Officer.

     “We are particularly pleased to see the strong growth in our consumer lines both on the Mainland and in Hawaii,” added Don J. McGrath, President and Chief Operating Officer of BancWest and President and Chief Executive Officer of Bank of the West.

     Highlights of third-quarter financial results:

     Assets, loans, deposits. BancWest had total assets of $37.4 billion at September 30, 2003, up 9.3% from a year earlier. Loans and leases totaled $25.3 billion, up 5.0% from the prior year. Deposits were $25.9 billion, up 6.4%.

     Credit quality. BancWest’s nonperforming assets were reduced to 0.71% of loans and foreclosed properties at September 30, 2003, an improvement from 0.75% at June 30, 2003 and 1.12% at September 30, 2002. The provision for credit losses was $24.1 million for the third quarter of 2003 compared to $26.3 million for the same period in 2002.

(more)

BancWest Posts Earnings of $112.2 Million,
Up 15.6% from Third Quarter of 2002

     Loan loss reserve. BancWest’s allowance for credit losses was 1.54% of total loans and leases at September 30, 2003, compared to 1.59% at December 31, 2002 and 1.60% at September 30, 2002.

     Overall revenues for the quarter, defined as net interest income plus noninterest income, were $431.0 million — up 4.5% from the same quarter a year earlier. Net interest income was up 3.3% from the third quarter of 2002, due to 9.7% growth in average earning assets, partially offset by a lower net interest margin for the quarter. Net interest margin was down to 4.26% compared with 4.52% for the same quarter a year ago. Noninterest income, at $99.6 million, increased 8.7% from the third quarter of 2002.

     Noninterest expense, at $223.0 million for the third quarter of 2003, decreased $1.4 million or 0.6% from the same quarter 2002.

* * *

     About BancWest: BancWest Corporation (www.bancwestcorp.com) is a financial holding company with assets of $37.4 billion. It is a wholly owned subsidiary of Paris-based BNP Paribas. BancWest is headquartered in Honolulu, Hawaii, with an administrative headquarters in San Francisco, California. Its principal subsidiaries are Bank of the West (295 branches in California, Oregon, New Mexico, Nevada, Washington state and Idaho) and First Hawaiian Bank (61 branches in Hawaii, Guam and Saipan).

# # #’